Exhibit 99.1

For Release: November 3, 2010 3:00 p.m. ET

GM Provides Preliminary Third Quarter Results

Company expects to post third quarter net income attributable to common stockholders of $1.9-$2.1 billion and earnings before interest and tax (EBIT) of $2.2-$2.4 billion

DETROIT, Mich. – General Motors Company announced today that for the third quarter, ending September 30, 2010, the company expects to generate:

•	Revenue of approximately $34 billion

•	Net income attributable to common stockholders of $1.9-$2.1 billion and

•	Earnings before interest and taxes (EBIT) of $2.2-$2.4 billion

For the first nine months of the year, GM estimates:

•	Revenue of $99 billion

•	Net income attributable to common stockholders of $4.0-$4.2 billion and

•	EBIT of $6.0-$6.2 billion

The company also announced it expects to generate positive EBIT in the fourth quarter, albeit at a significantly lower run rate than each of the first three quarters, due to the fourth quarter having a different production mix, new vehicle launch costs (in particular the Chevrolet Cruze and Volt) and higher engineering expenses for future products.

“We are extremely pleased with the level of progress the company is making,” said Chris Liddell, GM vice chairman and chief financial officer. “We will deliver a solid and profitable first year post-bankruptcy, and we are continuing to improve our balance sheet and most importantly, the quality of our vehicles.”

GM will release details of its third quarter results on Wednesday, November 10, 2010 at 7:30 a.m. ET via GM Media Online (http://media.gm.com) and PR Newswire.

A conference call for financial analysts and media will also be held on Wednesday, November 10 at 8:00 a.m. ET. A dial-in line has been established for the call as follows:

•	1-800-952-6697(U.S.)

•	+1-212-231-2901 (international/caller-paid)

•	An access code is not required

•	Please call 15 minutes in advance

Information relative to the conference call can be found on the GM investor website at http://investor.gm.com in the Calendar Events section.

# # #

CONTACTS:

Noreen Pratscher

313-665-3250 (office)

586-899-2760 (cell)

noreen.pratscher@gm.com

Randy Arickx

313-667-0006 (office)

313-268-7070 (cell)

randy.c.arickx@gm.com

About General Motors

General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

Forward-Looking Statements

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planning significant investment in new technology; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products.

GM’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the SEC.

The following table is a reconciliation of the estimated EBIT (a non-GAAP measure) range to estimated Net Income attributable to common stockholders (dollars in millions):

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
	Range		Range
	Low	High	Low	High
EBIT	$2,200	$2,400	$6,000	$6,200
Interest income	125	125	330	330
Interest expense	265	265	850	850
Income tax expense (benefit)	(40)	(10)	830	860
Net income attributable to stockholders	2,100	2,270	4,650	4,820
Less: Cumulative dividends on preferred stock	203	203	608	608

Net income attributable to common stockholders	$1,897	$2,067	$4,042	$4,212

Management believes EBIT provides meaningful supplemental information regarding our operating results because it excludes amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. Management believes these measures allow it to readily view operating trends, perform analytical comparisons and benchmark performance among geographic regions. Accordingly, we believe EBIT is useful in allowing for greater transparency of our core operations and it is therefore used by management in its financial and operational decision-making.

While management believes that EBIT provides useful information, it is not an operating measure under U.S. GAAP and there are limitations associated with its use. Our calculation of EBIT may not be completely comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of EBIT has limitations and should not be considered in isolation from, or as a substitute for, other measures such as Net income (loss) or Net income (loss) attributable to common stockholders. Due to these limitations, EBIT is used as a supplement to U.S. GAAP measures.